Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COHERIX, INC.

Coherix, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies as follows:

1.       The original Certificate of Incorporation of Coherix, Inc. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on October 30, 2003, under the name “RealCite Inc.” A Certificate of Amendment to the Certificate of Incorporation was filed on July 20, 2004 changing the name of the Corporation to its present name; a Certificate of Amendment to the Certificate of Incorporation was filed on August 16, 2004 to increase the number of authorized shares of Common Stock of the Corporation; a Certificate of Amendment to the Certificate of Incorporation was filed on December 13, 2005 to increase the number of authorized shares of Common Stock of the Corporation; and a Certificate of Amendment to the Certificate of Incorporation was filed on November 10, 2008 to increase the number of authorized shares of Common Stock of the Corporation.

2.       This Amended and Restated Certificate of Incorporation (this “Restated Certificate”) was duly adopted in accordance with Section 141, Section 242 and Section 245 of the Delaware General Corporation Law, and has been duly approved by the written consent of the stockholders of the corporation in accordance with Section 228 of the Delaware General Corporation Law.

3.       The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Coherix, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware and New Castle County shall be 1313 Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 3,500,000 shares, consisting of (i) 3,300,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 200,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).

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The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation:

A.                Common Stock.

1.                  General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.                  Voting. The holders of the Common Stock are entitled to vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.                  Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors but subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4.                  Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets that may be legally distributed to the Corporation’s stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.                 Series A Preferred Stock. 200,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.                  Dividend Rights.

(a)               Dividends. The holders of Series A Preferred Stock, in preference to the holders of all other capital stock of the Corporation, shall be entitled to receive cumulative, non-compounding dividends, which shall accrue, whether or not declared by the Board, at an annual rate of 8% of the Original Issue Price (as defined below) on each outstanding share of Series A Preferred Stock. The Corporation shall have no obligation to pay any dividends, except when, as and if declared by the Board of Directors of the Corporation (the “Board”) out of any assets at the time legally available therefor or as otherwise specifically provided in this Restated Certificate. The Corporation shall, upon the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth the accrued dividends with respect to that holder’s shares of Series A Preferred Stock and the basis for calculating the accrued dividends. No dividend shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount provided for in this Article IV, Section B.1(a) shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock during that calendar year. The “Original Issue Price” of the Series A Preferred Stock shall be $10.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(b)               Non-Cash Dividends. Whenever a dividend provided for in this Article IV, Section B.1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

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2.                  Liquidation Rights.

(a)               Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the funds and assets that may be legally distributed to the Corporation’s stockholders, an amount per share equal to the Original Issue Price for the Series A Preferred Stock, plus all accrued but unpaid dividends. If upon any liquidation, dissolution or winding up of the Corporation, the funds and assets of the Corporation to be distributed to the holders of the Series A Preferred Stock pursuant to this Article IV, Section B.2(a) shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this Article IV, Section B.2(a), then such funds and assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, on an equal priority, pari passu basis.

(b)               Remaining Assets. If there are any remaining funds and assets that may be legally distributed to the Corporation’s stockholders after the payment or distribution (or the setting aside for payment or distribution) pursuant to Article IV, Section B.2(a), then all such remaining funds and assets shall be distributed among the holders of the then outstanding shares Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

(c)               Merger or Sale of Assets. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Article IV, Section B.2: (a) a reorganization or merger of the Corporation with or into any other corporation or corporations, in which the stockholders of the Corporation immediately prior to the transaction hold fifty percent (50%) or less of the stock entitled to elect the Board immediately after the transaction; (b) a sale, transfer, lease, license or other disposition (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets, intellectual property or technology of the Corporation; or (c) any transaction or series of related transactions to which the Corporation is a party in which the stockholders of the Corporation immediately prior to the transaction hold fifty percent (50%) or less of the voting stock immediately after the transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event pursuant to this Article IV, Section B.2(c) may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(d)               Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)                 The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq Global Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) day period ending three (3) days prior to the distribution; and

(B)  if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the ten (10) calendar day period ending three (3) trading days prior to the distribution; and

(C)  if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii)                 The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this Article IV, Section B.2(d) to reflect the appropriate fair market value thereof, as determined in good faith by the Board.

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3.                  Voting Rights.

(a)                General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)                Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger consolidation or otherwise, amend, alter or repeal any provision of this Restated Certificate or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock without (in addition to any other vote required by law of this Restated Certificate) first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single class on an as-converted basis.

4.                  Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

(a)                Optional Conversion.

(i)                  Each share of Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Issue Price by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. The initial “Series A Conversion Price” shall be $10.00. The Series A Conversion Price shall be subject to adjustment as set forth in Article IV, Section B.4(c) below.

(ii)                 Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b)                Automatic Conversion.

(i)                  Shares of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation (before underwriting discounts, commissions and fees) are not less than $10,000,000 (a “Qualifying IPO”).

(ii)                 Upon the occurrence of a Qualifying IPO, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or its transfer agent. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and a check payable to the holder any accrued but unpaid dividends on such converted Series A Preferred Stock.

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(c)                 Adjustment to Series A Conversion Price.

(i)                  Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Series A Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series A Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price. The Series A Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after first share of Series A Preferred Stock is issued (the “Original Issue Date”), (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(ii)                 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation makes a dividend or other distribution payable in additional shares of Common Stock, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article IV, Section B.4 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(iii)                Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a Common Stock Dividend, reorganization, merger, or consolidation provided for elsewhere in this Article IV, Section B.4), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(iv)                Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article IV, Section B.4) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Article IV, Section B.2(c)), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV, Section B.4 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Article IV, Section B.4 (including adjustment of the Series A Conversion Price then in effect and number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Article IV, Section B.4(c)(iv) shall similarly apply to successive reorganizations, mergers and consolidations.

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(d)                Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Series A Preferred Stock, the Corporation, at its expense, shall cause an officer of the Corporation to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

(e)                Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

(f)                 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(g)                Notices. Any notice required by the provisions of this Restated Certificate to be given to the holders of shares of Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(h)                No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series A Preferred Stock against impairment.

5.                  Redemption. The Series A Preferred Stock shall not be redeemable.

ARTICLE V

Subject to any additional vote required by this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or in the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or claims of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

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ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this ARTICLE VIII nor the adoption of any provision of this Restated Certificate inconsistent with this ARTICLE VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

4.       This Restated Certificate has been duly approved by the Board.

5.       This Restated Certificate was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the corporation.

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.

In witness whereof, the Corporation has caused this Restated Certificate to be signed by its authorized officer on this 9 day of December, 2010.

COHERIX, INC.

/s/ Dwight Carlson

Dwight Carlson,

President and Chief Executive Officer

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CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COHERIX, INC.

Coherix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted a resolution declaring advisable the Amendment of the Amended and Restated Certificate of Incorporation of the Corporation and submitting the same to the shareholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting the first paragraph in ARTICLE IV thereof and substituting the following:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 30,400,000 shares, consisting of (i) 30,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 400,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).

RESOLVED FURTHER, that the foregoing resolutions be submitted to the shareholders of the Corporation for approval in accordance with 8 Del. C. § 242.

SECOND: That thereafter, pursuant to resolution of the board of directors of the Corporation, a meeting of the shareholders of the Corporation was dully called and held upon notice in accordance with § 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment of the Amended and Restated Certificate of Incorporation of the Corporation.

THIRD: That the amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned this 18th day of December, 2017.

By:	/s/ Dwight D. Carlson

Name:	Dwight D. Carlson
Title:	President and Chief Executive Officer

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